Exhibit 10.34

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of July 17, 2017 (the “Effective Date”), is entered into by and between HIGHTIMES HOLDING CORP., a Delaware corporation (the “Company”), and ADAM E. LEVIN (the “Executive”).

WHEREAS, the Executive and trusts established for the benefit of the Executive and members of his family are principal shareholders of the Company;

WHEREAS, the Company and its Subsidiaries desires to avail itself of the services of the Executive for the period provided in this Agreement; and

WHEREAS, the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of Executive’s present and future performance of services for the Company and in consideration of the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

1. Employment and Duties. The Company shall employ the Executive, and the Executive shall be employed by the Company, as Chairman of the Board and Chief Executive Officer, at the Company’s headquarters in Los Angeles, California (or such other location as the Executive and Company may agree) for the term of this Agreement. Notwithstanding the foregoing, the Executive shall have the absolute right to work from his offices in Puerto Rico, currently located at PMB 140, 425 Carr 693 Ste 1, Dorado Puerto Rico 00646-4817. In his capacity as Chairman of the Board and Chief Executive Officer, the Executive shall perform such services, consistent with his office, as from time to time shall be assigned to him by the Board of Directors of the Company, devoting such time and effort to manage, operate and direct the activities of the Company and perform all of the functions of the offices held by him, as directed by the Board of Directors from time-to-time; provided however that the Executive may also engage in other business investments and related activities (subject to Section 6(b) below) consistent with his prior practices while employed by the Company so long as such activities do not materially and adversely affect the performance by the Executive of his duties and responsibilities hereunder.

2. Term. The term of the Executive’s employment hereunder shall begin on the Effective Date and shall continue through December 31, 2020 (the “Initial Term”); provided, however, that the term of employment shall be automatically extended beyond the Initial Term for additional one-year periods (each, an “Additional Term”) unless the Company or the Executive shall give written notice to the other party hereto of its or his intent to terminate this Agreement at the end of the then current Term, such notice to be given at least ninety (90) days prior to the expiration of the Initial Term or any extension thereof (the Initial Term and any and all Additional Terms are hereinafter collectively referred to as the “Employment Term”).

3. Compensation and Benefits.

(a) Base Salary. During each calendar year of the Employment Term, the Company shall pay the Executive a base salary at a rate of not less than $500,000 per year (the “Base Salary”), payable in substantially equal monthly installments in the amount of not less than $41,666.66 per month. Not less frequently than annually, Executive will be eligible for periodic increases in Base Salary under the Company’s normal policies and procedures for executive salary increases which currently provide for annual reviews of executive salaries. Executive’s Base Salary for any year may not be reduced below the Executive’s Base Salary for the prior year without the consent of both Executive and the Company, except in the event of an across-the-board cut in the base salaries of all Senior Executive Officers (defined below) of not more than ten (10%) percent that is imposed in equal proportion on such Senior Executive Officers.

(b) Annual Bonus.        Not later than 90 days after the end of each calendar year of the Employment Term, commencing with the year ending December 31, 2018 (each a “Measuring Year”), in the event that either (i) the consolidated annual revenues of the Company and its direct and indirect subsidiaries shall exceed 120% of the consolidated annual revenues for the immediately preceding Measuring Year, or (ii) the closing price of the Company’s common stock, as traded on any national securities exchange as at December 31st of each Measuring Year, shall exceed 120% of the closing price of the common stock as at December 31st in the immediately prior Measuring Year, the Company shall pay to the Executive an annual bonus of $500,000 in respect of the Company achieving either or both of such milestones in such Measuring Year.

(c) Long-Term Incentive Compensation. The Executive shall continue to participate in the Company’s Employee Equity Incentive Plan, as it may be amended, and any successor or supplementary compensation and incentive plans or programs established by the Company (the “Equity Plans”).

(d) Medical Insurance Benefits. During the Employment Term, executive shall be entitled to participate in the Company’s group health plan on the same terms and conditions as other Senior Executive Officers.

(e) Expense Reimbursement. The Company promptly shall pay, or reimburse the Executive for, all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder including, but not limited to, first class or business class air travel, expenses and dues associated with Executive’s involvement with professional, industry, community, civic and charitable organizations, provided that the Executive properly accounts for all such expenses in accordance with Company policy.

(f) Other Benefits Plans, Fringe Benefits and Vacations. The Executive shall be eligible to participate in each of the Company’s present employee benefit plans, policies or arrangements and any such plans, policies or arrangements that the Company may maintain or establish during the Employment Term and receive all fringe benefits and vacations for which his position makes him eligible in accordance with the Company’s policies and the terms and provisions of such plans, policies or arrangements including, but not limited to, the following:

(i) The Company shall, to the fullest extent permitted by its Articles of Incorporation and by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify the Executive from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section 145. The Company shall advance expenses to the fullest extent permitted by said Section. The Company shall cover the Executive under such insurance policies as the Company may procure for executive liability and indemnification insurance, to the same extent and providing limits of liability, deductibles and exclusions as may be provided for the Company’s Senior Executive Officers and outside directors. (For purposes of this Agreement, the “Senior Executive Officers” of the Company shall be the four officers of the Company having the highest annual base salaries.) These covenants shall survive termination of this Agreement for any reason for a period of five years from the date of such termination.

(ii) Each calendar year during the Employment Term (commencing with the year ending December 31, 2017), regardless of the Company’s general vacation policy, the Executive shall be entitled to vacation of not less than six weeks. Executive will accrue vacation days at the rate of two and one-half days per month. Once Executive accrues eight (8) weeks (forty days) of unused vacation, Executive will not accrue any additional vacation days until his total vacation accrual declines to less than eight weeks.

(iii) The Company reserves the right to amend, modify, or terminate any benefits or benefit plans that it offers to any employee, including Executive.

4. Termination.

(a)	Death and Disability.

(i) The Executive’s employment hereunder and the Employment Term shall terminate upon his death or upon his becoming Totally Disabled. For purposes of this Agreement, the Executive shall be “Totally Disabled” if he is physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties as an executive for a period expected to last not less than 12 consecutive months during which he receives income replacement benefits from an employer-provided health and accident plan for at least twelve months. The Executive’s receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement; provided, however, that in the absence of his receipt of such Social Security benefits, the Board of Directors of the Company may, in its reasonable discretion, but based upon appropriate medical evidence, determine that the Executive is Totally Disabled as provided in Treas. Reg. § 1.409A-3(i)(4).

(ii) If Executive dies or becomes Totally Disabled during the Employment Term, the Executive or his estate, as the case may be, shall be entitled to receive all benefits earned under the Equity Plans as, and for so long as, provided in such plans.

(b) For Cause. The Executive’s employment hereunder may be terminated for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) the Executive’s willful refusal to perform material duties reasonably required or requested of him hereunder (other than as a result of total or partial incapacity due to physical or mental illness) by the Board of Directors for 30 days after having received written notice of such refusal from the Board of Directors and having failed to commence to perform such duties within such period, (ii) the Executive’s commission of material acts of fraud, dishonesty or misrepresentation in the performance of his duties hereunder, (iii) any final, non-appealable conviction of Executive for an act or acts on the Executive’s part constituting a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by Executive at the expense of the Company, or (iv) any material uncured breach of the provisions of Section 6(b) hereof which continues for 30 days after the Executive has received written notice of such breach. If the Executive’s employment is terminated for Cause, the Executive shall be entitled only to the amount of his Base Salary earned through the date of termination, and shall not be entitled to any other amounts or benefits hereunder.

(c) Without Cause. If the Executive’s employment hereunder is terminated without Cause (which shall include, without limitation, the Company’s election not to renew this Agreement pursuant to Section 2 hereof), the Company as soon as practicable (but not later than 30 days) after such termination, but in no event (other than for specified employee restrictions provided for below) later than two and one-half months after the end of the calendar year during which the Executive’s employment is terminated without Cause, he shall receive a lump sum cash payment equal to the sum of an amount equal to the aggregate Base Salary earned by him during the three years prior to such termination. In addition, the vesting of all options, dividend equivalents and other rights granted to Executive under the Equity Incentive Plans and any other Company plans shall be accelerated so as to permit Executive fully to exercise all outstanding options and rights, if any, granted to Executive during the Employment Term pursuant to such plans.

(d) Change in Control; Material Change.

(i) If a Change in Control Event (as defined in Appendix A hereto) occurs, all options, dividend equivalents and other rights granted to Executive under the Equity Incentive Plans and any other Company plans shall be accelerated and shall become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control Event at Executive’s election, so as to permit Executive fully to exercise all outstanding options and rights. In the event that such transaction fails to be consummated, Executive’s election pursuant hereto shall be of no effect and Executive’s options shall remain subject to the restrictions to which they were originally subject.

(ii) If a Change in Control Event (as defined in Appendix A hereto) shall occur, followed within two years by a Material Change (as defined in Appendix A hereto), the Executive shall, if he so elects by written notice to the Company within thirty days of a Material Change that is not corrected following notice, be entitled to terminate his employment, if not already terminated by the Company. In that event, the Executive shall receive the amounts set forth in Section 4(c) above, and the Executive shall be entitled to the accelerated vesting of all options and rights as provided in Section 4(d)(i) above and, at Executive’s election, in the event the Change in Control Event involves a two-tier tender offer, the Company will pay Executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide Executive with an equivalent value.

(iii) Notwithstanding anything to the contrary herein, if the aggregate amounts payable pursuant to subparagraph (ii) of this paragraph (d), either alone or together with any other payments which the Executive has the right to receive either directly or indirectly from the Company or any of its affiliates, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Executive hereby agrees that such aggregate amounts payable hereunder shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999. All determinations called for in this subparagraph (iii) shall be made by an independent public accounting firm as shall be selected by the Company. The Company shall bear all costs associated with obtaining such determinations.

5. Specified Employee Status. Executive is likely to be a specified employee (as defined in Treas. Reg. §1.409A—1(i)) as of the date of a separation from service. Notwithstanding anything contained herein to the contrary, all payments hereunder that are subject to the restrictions contained in Section 409A of the Internal Revenue Code and are to be made due to a separation from service or Change in Control may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of the Executive’ death). For this purpose, if the Executive is not a specified employee as of the date of a separation from service, he will not be treated as subject to this requirement even if he would have become a specified employee had he continued to provide services through the next specified employee effective date. Similarly, if the Executive is treated as a specified employee as of the date of a separation from service, he will be subject to this requirement even if he would not have been treated as a specified employee after the next specified employee effective date had he continued providing services through the next specified employee effective date.

6. Covenants.

(a) Confidentiality. The Executive agrees that, during or at any time after the Employment Term, he shall not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Company without the prior written consent of the Company, unless such information shall have become public knowledge or shall have become known generally to competitors of the Company through sources other than the Executive.

(b) Competitive Activity. .. Executive hereby agrees that during a period equal to the greater of (i) the third (3rd) anniversary of the Commencement Date, or (ii) the Term of this Agreement (the “Restricted Period”), Executive will not, and will cause its Affiliates not to, without the prior written consent of the board of directors of the Company (which may be withheld in their sole discretion), anywhere within the United States or any other markets in which the Company or its Subsidiaries operates the Business as of the Commencement Date (the “Territory”), directly or indirectly engage in the Business as conducted by the Company and its Subsidiaries as of the Commencement Date, or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity that engages in the Business (a “Competitor”). Notwithstanding the foregoing, Executive and his Affiliates may:

(i) directly or indirectly engage in any business, or own, manage, finance or control, or participate in the ownership, management, financing or control of, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity, that consists of the cultivation and dispensing of cannabis or the production, purchase, sale or distribution of products or services (other than those specifically included in the definition of the Business) offered or sold to any person or entity engaged in the cultivation, dispensing or use of cannabis; or

(ii) own passive portfolio company investments of not more than four and 99/100 percent (4.99%) beneficial ownership of any class of outstanding capital stock of a Competitor that is publicly traded on a national stock exchange, so long as Executive and his Affiliates are not involved in the management or control of such Competitor.

(c) Remedy for Breach. The Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.

7. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that State.

(b) Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

To the Executive:

Adam E. Levin
PMB 140

425 Carr 693 Ste 1

Dorado PR 00646-4817

To the Company:

Hightimes Holding Corp.

5514 Wilshire Blvd

7th Floor

Los Angeles, CA 90036

(c) Entire Agreement; Construction; Amendment. This Agreement shall supersede any and all existing agreements between the Executive and the Company or any of its affiliates or subsidiaries relating to the terms of his employment. The parties acknowledge that options have been granted to the Executive under the Equity Plans. Accordingly, to the extent the provisions of this Agreement may conflict with the Equity Plans, the Equity Plans shall control. To the extent the provisions of this Agreement may conflict with provisions in any option agreement or option certificate between the Executive and the Company, the provisions of this Agreement shall control. This Agreement may not be amended except by a written agreement signed by both parties.

(d) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Assignment. Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its assets, and it must be so assigned by the Company to, and accepted as binding upon it, by such other corporation or entity in connection with any such reorganization, merger, consolidation or sale.

(f) Litigation Costs. In the event that the Executive shall successfully prosecute a proceeding to enforce any provision of this Agreement, or prevails in a defense of a proceeding brought against him by the Company, in addition to any other relief awarded the Executive in such proceeding, the parties agree that the decision rendered shall award the Executive all of his attorneys’ fees, disbursements and other costs incurred by the Executive in prosecuting, or defending, such proceeding.

(g) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, including Appendix A hereto, as evidence of their adoption as of the dates set forth above.

HIGHTIMES HOLDING CORP.
a Delaware corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Chairman & CEO
Date:	7/17/2017

EXECUTIVE

/s/ Adam E. Levin
Name:	Adam E. Levin
Date:	7/17/2017

APPENDIX A

This Appendix A is attached to and shall form a part of the Employment Agreement (the “Agreement”), dated as of July 17, 2017, by and between HIGHTIMES MEDIA CORPORATION. (the “Company”), and ADAM E. LEVIN (the “Executive”).

(a) For purposes of the Agreement, a “Change in Control Event” shall occur if:

(i) a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), or any director of the Company as of the date of the Agreement or affiliate of such director, is the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company;

(ii) any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), or any director of the Company as of the date of the Agreement or affiliate of such director, shall purchase securities pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company (as determined under paragraph (d) of Rule 13d-3 under the Exchange Act, in the case of rights to acquire common stock);

(iii) the stockholders of the Company shall approve: (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation; or (2) pursuant to which shares of common stock of the Company would be converted into cash, securities or other property; or: (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a twelve-month period, unless the election or nomination for election by the Company’s stockholders of each new director during such twelve month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such twelve month period.

Notwithstanding the foregoing, a Change of Control shall not mean or include a “reverse merger” or “reverse takeover” transaction, as a result of which the existing stockholders of the Company immediately prior to consummation of such transaction shall own two-thirds or more of the voting capital stock of the entity that is acquirer or successor in interest to the Company.

(b) For purposes of the Agreement, a “Material Change” shall occur if:

(i) the Company makes any change in the Executive’s functions, duties or responsibilities from the positions that the Executive occupied on the Commencement Date or, if the Agreement is renewed or extended, the date of the last renewal or extension, but only if such change would cause:

(A) the Executive to report to anyone other than the Board of Directors of the Company,

(B) the Executive to no longer be the Chief Executive Officer of the Company or its successor,

(C) even if the Executive maintains the position of Chief Executive Officer, his responsibilities to be materially reduced (without his written permission) from those in effect on the Commencement Date or the date of the last renewal or extension of the Agreement, as applicable, or

(D) the Executive’s position with the Company to become one of materially lesser importance or scope;

(ii) the Company assigns or reassigns the Executive to another place of employment at least fifty miles from his residence without Executive’s written consent;

(iii) the Company materially reduces the Executive’s Base Salary, annual or long-term incentive compensation or the manner in which such compensation is determined, or retirement benefits,; or

(iv) a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Agreement.

It is intended that each of the foregoing conditions will be applied consistently with the requirements of the regulations under Section 409A of the Internal Revenue Code.

HIGHTIMES HOLDING CORP.
a Delaware corporation

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Chairman and CEO
Date:	7/17/2017

EXECUTIVE

Name:	/s/ Adam E. Levin
Date:	Adam E. Levin

Exhibit A

GUARANTY

Trans-High Corporation, a New York corporation, on behalf of each of them and their existing and future direct or indirect Subsidiaries, hereby jointly and severally unconditionally and irrevocably guarantees to Adam E. Levin (the “Executive”) the full, prompt and punctual payment and performance by High Times Holding Corp., a Delaware corporation (the “Company “) of all obligations owed or as may be owed by the Company to the Executive pursuant to that certain Employment Agreement by and between the Company and the Executive, dated July 17, 2017 with full rights of subrogation to and in respect of the Executive’s rights in respect thereof (the “Guaranteed Obligations”).

This guarantee shall continue in full force and effect with respect to all Guaranteed Obligations until all such Guaranteed Obligations are paid and performed in full.

Dated: July 17, 2017	TRANS-HIGH CORPORATION

	By:	/s/ Adam Levin
	Name:	Adam Levin
	Title	Chairman of the Board of Directors

HIGH TIMES PRODUCTIONS, INC.

	By:	/s/ Adam Levin
	Name:	Adam Levin
	Title	CEO and Chairman of the Board

CANNABIS BUSINESS DIGITAL, LLC

	By:	/s/ Adam Levin
	Name:	Adam Levin
	Title	CEO